                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                               ----------------

                                 SCHEDULE 13G
                                (RULE 13d-102)


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)


                                MANGOSOFT, INC.
          -----------------------------------------------------------
                               (Name of Issuer)


                                    COMMON
          -----------------------------------------------------------
                        (Title of Class of Securities)


                                   562716100
          -----------------------------------------------------------
                                (CUSIP Number)


                               November 14, 2000
          -----------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the following box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)
     [X] Rule 13d-1(C)
     [_] Rule 13d-1(D)

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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------------------------                                ------------------------
  CUSIP No.  562716100                                      Page 2 of 6 Pages
------------------------                                ------------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Selig Zises

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S. Citizen
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          2,907,813
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          2,907,813
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,907,813
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [X]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      10.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN
------------------------------------------------------------------------------

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ITEM 1(A).  NAME OF ISSUER:

            MangoSoft, Inc.


ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            1500 West Park Drive, Suite 190
            Westborough, MA  01581


ITEM 2(a), (b) AND (c). NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS OFFICE AND CITIZENSHIP:

            This statement is being filed by Selig Zises, referred to herein as the Reporting Person. The principal business of the Reporting Person is in investing and management services. The principal business office of the Reporting Person is c/o MangoSoft, Inc., 1500 West Park Drive, Suite 190, Westborough, MA, 01581. The Reporting Person is a U.S. Citizen.


ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

            Common Stock, par value $.001 per share


ITEM 2(E).  CUSIP NUMBER:

            562716100


ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
            (c), CHECK WHETHER THE PERSON FILING IS A:

    (a)     [_]  Broker or Dealer registered under Section 15 of the Exchange
                 Act.
    (b)     [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.
    (c)     [_]  Insurance company as defined in Section 3(a)(19) of the
                 Exchange Act.
    (d)     [_]  Investment company registered under Section 8 of the Investment
                 Company Act.
    (e)     [_]  An investment advisor in accordance with Rule 13d-
                 1(b)(1)(ii)(E).
    (f)     [_]  An employee benefit plan or endowment fund in accordance with
                 Rule 13d-1(b)(1)(ii)(F).
    (g)     [_]  A parent holding company or control person in accordance with
                 Rule 13d-1(b)(1)(ii)(G).
    (h)     [_]  A savings association as defined in Section 3(b) of the Federal
                 Deposit Insurance Act.
    (i)     [_]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.
    (j)     [_]  Group, in accordance with Rule 13d-1(b)(l)(ii)(J).

ITEM 4.   OWNERSHIP.

          (a)   Amount beneficially owned:
                2,907,813
          (b)   Percent of class:
                10.8%
          (c)   Number of shares as to which such person has:
          (i)   Sole power to vote or to direct the vote:
                2,907,813
          (ii)  Shared power to vote or to direct the vote:
                0
          (iii) Sole power to dispose or to direct the disposition of:
                2,907,813
          (iv)  Shared power to dispose or direct the disposition of:
                0


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not Applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

          Not Applicable.


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not Applicable.


ITEM 9.   NOTICE OF DISSOLUTION OF THE GROUP

          Not Applicable.


ITEM 10.  CERTIFICATIONS.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                       5
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                                   SIGNATURE

          After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Date: November 5, 2001              SELIG ZISES


                                    By: /s/ Selig Zises
                                       --------------------------------
                                       Reporting Person


                                       6